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                                                                    EXHIBIT 13



                            SUBSCRIPTION AGREEMENT




Bremer Investment Funds, Inc.
P. O. Box 1956
St. Cloud, Minnesota  56302

Gentlemen:

     The undesigned hereby subscribes for one share of Class A Common Stock (the Growth Stock Fund) and 9,999 shares of Class B Common Stock (the Bond
Fund), $0.0001 par value per share (the "Shares"), of Bremer Investment Funds, Inc. (the "Fund"), and agrees to pay to the Fund the sum of $100,000 in cash.

     It is understood that, upon acceptance hereof by the Fund, certificates representing the Shares subscribed for shall be issued to the undersigned and such Shares shall be deemed to be fully paid and nonassessable.

     The undersigned agrees that it is purchasing the Shares for investment only, with no intention of resale. The undersigned acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, and that the certificates representing the Shares will bear appropriate restrictive legends.

     Dated and effective as of this 17th day of December, 1996.


                                        FIRST AMERICAN TRUST COMPANY
                                        OF MINNESOTA



                                        By: /s/ Richard A. DiNello
                                            ------------------------
                                            Richard A. DiNello
                                            Vice President/Chief Financial
                                            Officer

     The foregoing subscription is hereby accepted effective as of 17th day of December, 1996.


                                        BREMER INVESTMENT FUNDS, INC.


                                        By: /s/ Steven A. Laraway
                                            ------------------------
                                            Steven A. Laraway
                                            President